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                                                                    EXHIBIT 11.1
                                                                    ------------
          STATEMENT RE:  COMPUTATION OF NET INCOME PER ORDINARY SHARE(1)
                    (in thousands, except per share amounts)
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

                                    Three Months Ended   Six Months Ended
                                         June 30,            June 30,
                                     1995      1996      1995       1996
                                     ----      ----      ----       ----
PRIMARY

Computation of ordinary and
 ordinary equivalent shares
 outstanding:
Weighted average shares
 outstanding                         7,470      8,699     6,645     8,655
Dilutive equivalent share
 issuable upon exercise of options     881      1,124       868     1,069
Equivalent shares attributable
 to redeemable convertible
 preferred shares                        0          0       535         0
Incremental shares per
 applicable Staff Accounting
 Bulletins                              37         37        37        37
                                    ------     ------    ------    ------
Total weighted average ordinary
 and ordinary equivalent shares
 outstanding                         8,388      9,860     8,085     9,761
                                    ======     ======    ======    ======
Net income                             936      2,004     1,419     3,935
                                    ======     ======    ======    ======
Net income per Ordinary Share(1)     $0.11      $0.20     $0.18     $0.40
                                    ======     ======    ======    ======

FULLY DILUTED

Computation of ordinary and
 ordinary equivalent shares
 outstanding:
Weighted average shares
 outstanding                         7,470      8,699     6,645     8,655
Dilutive equivalent share
 issuable upon exercise of options     887      1,191       887     1,194
Equivalent shares attributable
 to redeemable convertible
 preferred shares                        0          0       535         0
Incremental shares per
 applicable Staff Accounting
 Bulletins                              37         37        37        37
                                    ------     ------    ------    ------
Total weighted average ordinary
 and ordinary equivalent shares
 outstanding                         8,394      9,927     8,104     9,886
                                    ======     ======    ======    ======
Net income                             936      2,004     1,419     3,935
                                    ======     ======    ======    ======
Net income per Ordinary Share(1)     $0.11      $0.20     $0.18     $0.40
                                    ======     ======    ======    ======
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(1) Each Ordinary Share is represented by two American Depositary Shares
("ADSs"), which are the securities that are publicly traded. Net income per Ordinary Share is therefore, within rounding, two times net income per equivalent ADS.